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                                                                     EXHIBIT 3.1

                           FIFTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                         NORTHWEST BIOTHERAPEUTICS, INC.


        The undersigned, Daniel O. Wilds and C. William Schneider, hereby certify that:

        1. They are the duly elected and acting President and Secretary, respectively, of Northwest Biotherapeutics, Inc., a Delaware corporation.

        2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on July 29, 1998.

        3. The First Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on September 15, 1998.

        4. The Second Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on March 26, 1999.

        5. The Third Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on October 24, 2000.

        6. The Fourth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on June 1, 2001.

        7. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

        The name of the corporation is Northwest Biotherapeutics, Inc. (the "Corporation").

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

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                                   ARTICLE IV

        (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Forty-Two Million Five Hundred Thousand (42,500,000), each with a par value of $0.001 per share. Thirty Million (30,000,000) shares shall be Common Stock and Twelve Million Five Hundred Thousand (12,500,000) shares shall be Preferred Stock.

        (B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Fifth Amended and Restated Certificate of Incorporation "may" or "will" or "shall" be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Five Hundred Fifty Thousand Seven Hundred (550,700) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Eight Hundred Ninety-Seven Thousand Five Hundred Thirteen (897,513) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Three Million Six Hundred Nine Thousand Sixty-Two (3,609,062) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Six Million Five Hundred Thousand (6,500,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A, Series B, Series C, and Series D Preferred Stock are as set forth below in this Article IV(B).

                1. Dividend Provisions. Subject to the rights of each series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A, Series B, Series C, and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable (other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.08 per share per annum, on each outstanding share of Series A and Series B Preferred Stock, (b) $0.20 per share per annum, on each outstanding share of Series C, and (c) $0.40 per share per annum on each outstanding share of Series D Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

                2. Liquidation.

                        (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of each series of Preferred Stock that may from time to time come into existence, the holders of the Series A, Series B, Series C, and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to
(i) $5.447 per share for each share of Series A Preferred Stock then held by them, (ii) $2.326 per share for each share of Series B Preferred Stock then held by them, (iii) $2.50 per share for each share of Series C Preferred Stock then held by them, and (iv) $5.00 per share for each share of Series D Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such



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event, the assets and funds thus distributed among the holders of the Series A,
Series B, Series C, and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, and Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                        (b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

                        (c) Certain Acquisitions.

                                (i) Deemed Liquidation. For purposes of this
                Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(c)(i) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

                                (ii) Valuation of Consideration. In the event of
                a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                        (A) Securities not subject to investment
                        letter or other similar restrictions on free marketability:

                                             (1) If traded on a securities
                        exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                             (2) If actively traded
                        over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                                             (3) If there is no active public
                        market, the value shall be the fair market value thereof, as mutually determined by the Corporation



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                        and the holders of at least a majority of the voting
                        power of all then outstanding shares of Preferred Stock.

                                        (B) The method of valuation of
                        securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                        (iii) Notice of Transaction. The Corporation shall give each holder of record of Series A, Series B, Series C, or Series D Preferred Stock written notice of such impending transaction within ten
        (10) days prior to the stockholders' meeting called to approve such transaction, or within ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                        (iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B, Series C, and Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

                3. Redemption.

                        (a) Redemption Date and Price. Subject to the rights of each series of Preferred Stock which may from time to time come into existence, at any time after March 18, 1999, but not later than March 18, 2002, on a date (the "Redemption Date") within sixty (60) days after receipt by the Corporation of a written request (a "Redemption Election") from the holders of not less than a majority of the then outstanding Series A Preferred Stock that all of the shares of such series be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem the number of shares of Series A Preferred Stock specified in the Redemption Election in accordance with the procedures set forth in this Section 3 by paying in cash therefor a sum per share equal to $5.447 per share of Series A Preferred Stock (as adjusted for any stock dividends,



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combinations or splits with respect to such shares) plus an amount equal to the interest on such sum from March 18, 1996 to the Redemption Date, at the rate of prime plus one percent (1%) per annum, adjusted monthly based upon the prime rate in effect on the 1st day of each month following March 18, 1996, and compounded monthly (the "Redemption Price").

                        (b) Procedure. Subject to the rights of each series of Preferred Stock which may from time to time come into existence within fifteen
(15) days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first-class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 3(c), on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

                        (c) Effect of Redemption; Insufficient Funds. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder's shares of Series A Preferred Stock which are subject to redemption on such Redemption Date. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed.

                4. Conversion. The holders of the Series A, Series B, Series C, and Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):



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                        (a) Right to Convert. Subject to Section 4(c), each
share of Series A, Series B, Series C, and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares and, with respect to the Series A Preferred Stock, on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred Stock at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $5.447 in the case of the Series A Preferred Stock, (ii) $2.326 in the case of the Series B Preferred Stock, (iii) $2.50 in the case of the Series C Preferred Stock, and (iv) $5.00 in the case of the Series D Preferred Stock by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price shall be $5.447 for shares of Series A Preferred Stock ("Series A Conversion Price"), $1.2003 for shares of Series B Preferred Stock ("Series B Conversion Price"), $2.50 for shares of Series C Preferred Stock ("Series C Conversion Price"), and $5.00 for shares of Series D Preferred Stock ("Series D Conversion Price"). Such initial conversion price shall be subject to adjustment as set forth in Section 4(d) below.

                        (b) Automatic Conversion. Each share of Series A, Series B, Series C, and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the conversion price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate cash proceeds to the Corporation of $7,500,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A, Series B, Series C, and Series D Preferred Stock, voting together as a class.

                        (c) Mechanics of Conversion. Before any holder of Series A, Series B, Series C, or Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon



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conversion of such Preferred Stock shall not be deemed to have converted such
Preferred Stock until immediately prior to the closing of such sale of securities.

                        (d) Conversion Price Adjustments of Preferred Stock for Certain Issuances, Splits and Combinations. The conversion price of the Series A, Series B, Series C, and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                                (i) Series C and Series D Antidilution
                Protection for Issuances of Additional Stock Below Series C or Series D Purchase Price. If the Corporation shall issue, after the date upon which any shares of Series C or Series D Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series C Conversion Price or the Series D Conversion Price, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the Series C Conversion Price or the Series D Conversion Price, as the case may be, in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this
                Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

                                        (A) Adjustment Formula. Whenever the
                        Series C Conversion Price or the Series D Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Series C Conversion Price or Series D Conversion Price shall be determined by multiplying the Series C Conversion Price or Series D Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Series C Conversion Price or Series D Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant Section 4(d)(i)(E) below.

                                        (B) Definition of "Additional Stock".
                        For purposes of this Section 4(d)(i), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:

                                             (1) Common Stock issued pursuant to
                        a transaction described in Section 4(d)(ii) hereof;

                                             (2) Shares of Common Stock issuable
                        or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;



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                                             (3) Capital stock, or options or
                        warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions;

                                             (4) Capital stock, or options or
                        warrants to purchase capital stock, issued to academic or research institutions in connection with the license of technology or research and development services, or issued to a strategic partner in connection with a license agreement, joint marketing agreement, technology development or similar strategic relationship;

                                             (5) Shares of Common Stock or
                        Preferred Stock issuable upon exercise of warrants outstanding as of the date of this Fifth Amended and Restated Certificate of Incorporation;

                                             (6) Capital stock or warrants or
                        options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

                                             (7) Shares of Common Stock issued
                        or issuable upon conversion of the Preferred Stock; and

                                             (8) Shares of Common Stock issued
                        or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

                                        (C) No Fractional Adjustments. No
                        adjustment of the Conversion Price for the Series C or Series D Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                                        (D) Determination of Consideration. In
                        the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.



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                                        (E) Deemed Issuances of Common Stock. In
                        the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) (and for the purpose specified in Section 4(d)(ii)):

                                             (1) The aggregate maximum number of
                        shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                             (2) The aggregate maximum number of
                        shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

                                             (3) In the event of any change in
                        the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series C Conversion Price and the Series D Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the



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                        exercise of any such options or rights or the conversion
                        or exchange of such securities.

                                             (4) Upon the expiration of any such
                        options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Series C Conversion Price and the Series D Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                             (5) The number of shares of Common
                        Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(l) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

                                        (F) No Increased Conversion Price.
                        Notwithstanding any other provisions of this Section
                        (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Series C Conversion Price or the Series D Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Series C Conversion Price or Series D Conversion Price above the Series C Conversion Price or Series D Conversion Price, as the case may be, in effect immediately prior to such adjustment.

                                (ii) Stock Splits and Dividends. In the event
                the Corporation should at any time or from time to time after the date upon which any shares of Series A, Series B, Series C, or Series D Preferred Stock were first issued (the "Purchase Date," with respect to such series) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such, dividend distribution, split or subdivision if no record date is fixed), the Series A, Series B, Series C, and Series D Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents



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                with the number of shares issuable with respect to Common Stock
                Equivalents determined from time to time as provided in Section 4(d)(iv) below.

                                (iii) Reverse Stock Splits. If the number of
                shares of Common Stock outstanding at any time the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A, Series B, Series C, and Series D Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                                (iv) The following provisions shall apply for
                the purposes of this Section 4(d):

                                        (A) The aggregate maximum number of
                shares of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

                                        (B) In the event of any change in the
                number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A, Series B, Series C, and the Series D Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                        (C) Upon the termination or expiration
                of the convertibility or exercisability of any such Common Stock Equivalents, the conversion price of each of the Series A, Series B, Series C, and the Series D Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

                        (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A, Series B, Series C, and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                        (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2), provision shall be made so that the holders of the Series A, Series B, Series C, and Series D Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation, or otherwise, to which a holder of Common Stock upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                        (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                        (h) No Fractional Shares and Certificate as to Adjustments.

                                (i) No fractional shares shall be issued upon
                the conversion of any share or shares of the Series A, Series B, Series C, or Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C, and Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                (ii) Upon the occurrence of each adjustment or
                readjustment of the Conversion Price of Series A, Series B, Series C, or Series D Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (A) the calculation of such adjustment or readjustment; (B) the Conversion Price for the Series A, Series B, Series C, or Series D Preferred Stock; as the case may be, at the time in effect; and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A, Series B, Series C, or Series D Preferred Stock, as the case may be.

                        (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A, Series B, Series C, or Series D Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                        (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                        (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A, Series B, Series C, or Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                5. Voting Rights. The holder of each share of Series A, Series B, Series C, or Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B, Series C, or Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded, upward).

                6. Protective Provisions. Subject to the rights of each series of Preferred Stock which may from time to time come into existence, so long as at least 100,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class:

                        (a) effect a transaction described in Article IV(B),
Section 2(c)(i) above;

                        (b) alter or change the rights, preferences or privileges of the shares of Series A, Series B, Series C, or Series D Preferred Stock so as to affect adversely the shares of such series;

                        (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A, Series B, Series C, or Series D Preferred Stock;

                        (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over the Series A, Series B, Series C, or Series D Preferred Stock with respect to voting, dividends, redemption, conversion or upon liquidation; or

                        (e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

                7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed pursuant to Section 3 or converted pursuant to Section 4 of this Article IV(B), the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

        (C) Common Stock.

                1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

                3. Redemption. The Common Stock is not redeemable.

                4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                5. Protective Provision. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Common Stock, voting as a separate class, effect a transaction described in Section 2(c)(i) of
Article IV(B).

                                    ARTICLE V

        The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal Bylaws or adopt new Bylaws; provided however, that the Board of Directors may not repeal or amend any bylaw that stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of this Corporation by the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class of series of Common Stock or Preferred Stock, by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate group.

                                   ARTICLE VI

        (A) Board of Directors. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors, the number of which shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the "Whole Board"). The Directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, Class I, Class II and Class III, each consisting as nearly as possible of one-third of the Whole Board. All Directors shall hold office until their successors are elected and qualified, or until their earlier death, resignation, disqualification or removal. Class I Directors shall be elected for a term of one year; Class II Directors shall be elected for a term of two years; and Class III Directors shall be elected for a term of three years; and at each annual stockholders' meeting thereafter, successors to the Directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of Directors shall expire in each year. Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office and a majority of the Continuing Directors, voting separately and as a subclass of Directors, and any other vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall serve for a term equivalent to the remaining unserved portion of the term of such newly elected Director's predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such Directors shall not be divided into classes pursuant to this Section (A) unless expressly provided by such terms.

        (B) Removal of Directors by Stockholders. A Director may be removed from office only for "cause" at a special meeting of stockholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to elect the Director or Directors whose removal is being sought. The vacancy created by the removal of any Director under this Section
(B) shall be filled only by the affirmative vote of the holders of at least two-thirds of the shares entitled to elect the Director who was removed. As used herein, "cause" shall mean (a) willful and continued material failure, refusal or inability to perform the Director's duties to the corporation or the willful engaging in gross misconduct that is materially and demonstrably damaging to the corporation; or (b) conviction for any crime involving moral turpitude or any other illegal act that materially and adversely reflects upon the business, affairs or reputation of the corporation or on the Director's ability to perform the Director's duties to the corporation.

                                   ARTICLE VII

        (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

        (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

        (A) Amendments to Restated Certificate of Incorporation. The following Articles and Sections may be amended or repealed only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of such class or series, voting as a separate voting group:

        Article V ("Bylaws");

        Article VI ("Directors");

        Article VII ("Limitation of Director Liability");

        Article VIII ("Amendments to Restated Certificate of Incorporation");

        Article IX ("Business Combinations").

                                   ARTICLE IX

        (A) Business Combinations.

                1. Definitions. For the purposes of this Article IX:

                        a. "Business Combination" means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of this corporation's assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

                        b. "Subsidiary" means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by this corporation.

                2. Information Considered by Board of Directors. In considering a Business Combination, the Board of Directors may take into account factors in addition to potential economic benefits to the stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the corporation's capital stock, the estimated current value of the corporation in a freely negotiated transaction and the estimated future value of the corporation as an independent entity, and (ii) the impact of such a transaction on the employees, suppliers and customers of the corporation and its effect on the communities in which the corporation operates.

        The foregoing Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        Executed at Seattle, Washington, on June 21, 2001.



                                            /s/ Daniel O. Wilds
                                            ------------------------------------
                                            Daniel O. Wilds, President


                                            /s/ C. William Schneider
                                            ------------------------------------
                                            C. William Schneider, Secretary